ASSET PURCHASE AGREEMENT

among

VISIONMARK, LLC,

THE MEMBERS OF ON VISIONMARK, LLC,

MUNNWORKS, LLC,

AND

SANDY MARKS AND MICHAEL CHIRIAC, SR., SOLELY AS TO SECTION 6.03

dated as of

March 25, 2022

i

EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Sublease
Exhibit C	Form of Sublease Guaranty

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 25, 2022 is entered into between VisionMark, LLC, a New York limited liability company (“Seller”), MunnWorks, LLC, a New York limited liability company (“Buyer”), Maya Systems, LLC d/b/a Benchmark Furniture MFG (“Benchmark”) and Mega Vision, Inc. (“MV”, together, the “Members” and each individually, a “Member”), and, solely as to Section 6.03, Sandy Marks and Michael Chiriac, Sr.. The Members and Seller are sometimes collectively referred to herein as the “Selling Parties” and the Buyer and the Selling Parties are sometimes collectively referred to herein as the “parties.”

RECITALS

WHEREAS, Benchmark and Maya own all of the issued and outstanding membership units of Seller; and

WHEREAS, Seller is engaged in the business of manufacturing furniture using wood and metal components for the hospitality and retail industries (the “Business”), provided that, for the avoidance of doubt, sales of mirrors do not constitute a portion of the Business; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

In addition to the bold, capitalized terms defined elsewhere in this Agreement, the following terms have the meanings specified or referred to in this Article I:

“2021 Financial Statement” has the meaning set forth in Section 4.04.

“Accounts Payable” means all trade accounts payable of Seller and its Affiliates to third parties in connection with the Business that has accrued on or prior to the Closing Date.

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Financial Statements” has the meaning set forth in Section 6.13.

“Additional Payments” has the meaning set forth in Section 2.06.

“Additional Payment Period” has the meaning set forth in Section 2.06(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person.

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“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Names” means any and all trade or business names or assumed business names used in the operation of the Business, or used in reference to or in connection with the Purchased Assets and set forth in Schedule 4.11(a) of the Disclosure Schedules.

“Buyer” has the meaning set forth in the preamble.

“Buyer Group” has the meaning set forth in Section 7.08(d).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means an event (other than a transfer of equity securities upon an individual’s death, disability or legal incompetency) which causes the Person(s) that was in Control of another Person prior to the occurrence of such event to not be in Control of such Person immediately after the occurrence of the event.

“Client List” has the meaning set forth in Section 3.01.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and day-to-day operations of that Person, whether through ownership of voting securities or other beneficial interests, by contract or otherwise. “Controlling”, “Controlled” and “Common Control” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Sales Tax” has the meaning set forth in Section 6.08.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud” means with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in this Agreement, made by such party, (a) with respect to Seller, to Seller's Knowledge or (b) with respect to Buyer, to Buyer's actual knowledge, of its falsity.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any LED materials or wastes, petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than account payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, warrants, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses; (e) all capital lease obligations; and (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance.

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“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Initial Period” has the meaning set forth in Section 2.06(a).

“Intellectual Property” means all intellectual property rights and assets, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, Business Names, logos, trade dress, design marks and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) trade secrets, confidential business and technical information and know-how, confidential databases, confidential data collections and other confidential and proprietary information and all rights therein; (e) inventions, discoveries, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates); (f) software and firmware, including data files, source code, object code, application programming interfaces, software, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is exclusively used in the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and exclusively used in the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

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“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Key Persons” means Sandy Marks and Michael Chiriac, Sr.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable investigation, of Sandy Marks and Michael Chiriac, Sr.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party, exemplary damages, special damages, diminutions in value or other similar items and in no event shall any Losses be calculated using a “multiplier” or other similar method having a similar effect unless such “multiplier” or other similar method was used in computing the amount of any third party claim that gives rise to the applicable Losses to be indemnified.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Business, results of operations, financial condition, or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any event, condition or other matter disclosed in the Disclosure Schedules; (ix) the failure of Seller to achieve any financial projections or budget (provided that the cause(s) underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred so long as such cause(s) are not excluded by the other clauses set forth in this definition); or (ix) any natural or man-made disaster or acts of God; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (ii), (iii), (iv) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

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“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.12(a).

“Material Suppliers” has the meaning set forth in Section 4.12(b).

“Member” or “Members” has the meaning set forth in the first WHEREAS clause.

“Multiemployer Plan” has the meaning set forth in Section 4.16(c).

“New Client Sales” has the meaning set forth in Section 2.06(a).

“Payoff Letter” means a payoff letter and/or a lien release letter from each creditor of Indebtedness, which letter shall include: (a) the total amount of Indebtedness (including all principal, interest, premium, prepayment penalties and other fees owing on such amount) owed to such creditor as of, and through, the Closing Date; and (b) payment instructions for wire transfer of such amount.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending on or after the Closing Date, the portion of such taxable period ending on the day before the Closing Date.

“Prepaid Expenses” means all prepaid expenses, credits, and advance payments of any kind.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Randolph Lease” has the meaning set forth in Schedule 4.07(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 3.02(a)(v).

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“Restricted Business” means the Business of Seller.

“Restricted Parties” means Sandy Marks and Mike Chiriac.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Second Period” has the meaning set forth in Section 3.01.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnifiable Matter” has the meaning set forth in Section 7.02.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Selling Parties” has the meaning set forth in the preamble.

“Sublease” means that certain Sublease, substantially in the form attached hereto as Exhibit B, to be entered into by and between Seller, Landlord and Buyer whereby Buyer subleases all of Seller’s right, title and interest in and to the Randolph Lease, the terms of such Sublease to include, but not be limited to, the following:

1.	The term of the sublease agreement will be for an initial term expiring on June 30, 2023 with two (2) successive 1 year renewal options (with a final expiration date to match up to the Randolph Lease expiration date), to be exercised at Buyer’s discretion (provided that Buyer is not in default).
2.	Basic Rent (as that term is defined in the Randolph Lease), will be paid by Buyer to Landlord directly each month on or before such payment is due. Buyer will give Landlord the right to automatically debit Buyer’s account monthly.
3.	In addition to the payment of Rent, Buyer will pay the past due rent owed by Seller to Landlord as of the date hereof, $1,281,629.34 (the “Past Due Rent”) directly to Landlord, but on behalf of Seller, in equal monthly payments spread over thirty six (36) months (estimated to be $31,057.33 per month).
4.	Applied UV, Inc. (“AUVI”) will guaranty the Sublease, which guaranty will cover current Basic Rent payable during any term that is exercised by Buyer or its Affiliates and the Past Due Rent, capped at $600,000; provided, however, if 50% of the balance of the Past Due Rent is less than $600,000, AUVI’s guaranty obligation shall be 50% of the balance of the Past Due Rent (the “Sublease Guaranty”).

“Sublease Guaranty” has the meaning set forth in the definition of “Sublease” and shall be substantially in the form attached hereto as Exhibit C.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement required by Law to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, or assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Third-Party Recovery Proceeds” has the meaning set forth in Section 7.09.

“Transfer Taxes” has the meaning set forth in Section 6.08.

“Transaction Documents” means this Agreement and the Bill of Sale.

“Union” has the meaning set forth in Section 4.17(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II
PURCHASE AND SALE

Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use solely in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)  cash and cash equivalents;

(b)  all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)  all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)  all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)  all Intellectual Property Assets;

(f)  all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, including audio-visual and lighting equipment and accessories (the “Tangible Personal Property”);

(g)  all Leased Real Property pursuant to the terms of the Sublease;

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(h)  all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Schedule 4.17(b) and Schedule 4.18(b) of the Disclosure Schedules, but only to the extent such Permits are transferrable under applicable Law;

(i)  all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j)  all Prepaid Expenses;

(k)  all claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent related to any Purchased Assets which Buyer may hereafter receive or be responsible for by reason of its ownership of the Purchased Assets or Assumed Liabilities after the Closing;

(l)  all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(m)  to the extent in Seller’s possession or control, originals, or where not available, copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, other than any books and records included as Excluded Assets (“Books and Records”); and

(n)  all goodwill associated with any of the assets described above.

Section 2.02  Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)  Contracts, including Intellectual Property Agreements, that are not Assigned Contracts, including any Contracts between Seller and any Member, officer, director or employee of Seller, or any Affiliate of a Member, officer, director, or employee of Seller (the “Excluded Contracts”);

(b)  the company seals, organizational documents, minute books, books of account or other records having to do with the organization of Seller;

(c)  all Benefit Plans and assets attributable thereto;

(d)  all payroll records, personnel files and other employee records;

(e)  the assets, properties and rights specifically set forth on Schedule 2.02(d) of the Disclosure Schedules;

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(f)  Tax refunds, estimated Taxes paid, and any other prepaid Taxes;

(g)  Tax Returns and work papers;

(h)  all insurance benefits, including rights and proceedings, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(i)  the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03  Assumed Liabilities; Accounts Payable.

(a)  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i)  all Liabilities in respect of the Purchased Assets, but only to the extent that such Liabilities thereunder are required to be performed after the Closing, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(ii)  those Liabilities of Seller, if any, set forth on Schedule 2.03(b) of the Disclosure Schedules.

(b)  Accounts Payable. Buyer hereby covenants and agrees to use commercially reasonable efforts to assist Seller and the Members in the process of settling, paying and/or retiring Seller’s Accounts Payable in a manner that is favorable to Seller. For clarification purposes, Buyer is not assuming the Accounts Payable as part of the Assumed Liabilities and the Accounts Payable shall remained an Excluded Liability.

Section 2.04  Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Selling Parties or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)  any Liabilities of the Selling Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)  any Liability for (i) Taxes of Seller (or any Member or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes of Seller (or any Member or Affiliate of Seller) of that arise out of the consummation of the transactions contemplated by this Agreement; or (iii) other Taxes of Seller (or any Member or Affiliate of Seller) of any kind or description as a transferee or successor pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

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(c)  any Liabilities relating to or arising out of the Excluded Assets;

(d)  any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets, to the extent such Action relates to such operation on or prior to the Closing or the Closing Date;

(e)  any product liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold by Seller or any service performed by Seller;

(f)  any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)  any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)  any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, arising with respect to time periods prior to the Closing Date, even if such claim is not filed until on or after the Closing Date;

(i)  any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)  the Accounts Payable;

(k)  any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Purchased Assets issued by the Business’s customers to Seller on or before the Closing because: (i) the Liabilities did not arise in the ordinary course of the Business, or (ii) the Liabilities are not validly and effectively assigned to Buyer pursuant to this Agreement.

(l)  any Liabilities arising on or before the Closing to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to (i) any breach of fiduciary obligations by same, and (ii) any acquisition agreements to which Seller or any of its Affiliates is a party), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(m)  any Liabilities under the Excluded Contracts; and

(n)  any Liabilities associated with any subscription agreement or the Indebtedness of any Selling Party, including any Liabilities associated with any warrants, debt, loans, notes, credit facilities, or acquisition agreements of Seller and/or the Business owing to financial institutions, creditors, or shareholders, partners, members, or other equity holders party to such acquisition agreements.

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Section 2.05  Purchase Price.

(a)  Purchase Price. The aggregate purchase price for the Purchased Assets shall be Ten Dollars and No/100 ($10.00), plus the assumption of the Assumed Liabilities, plus the obligations of Buyer under the Sublease and Sublease Guarantee, plus other good and valuable consideration, the sufficiency of which is hereby acknowledged (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing by wire transfer of immediately available funds to an account designated in advance by Seller.

Section 2.06  Sales Commission. In addition to the Purchase Price, Buyer shall pay additional payments (the “Additional Payments”) to Seller as follows:

(a)  Sales Commission.

(i)  During the two (2) year period following the Closing Date (the “Initial Period”), Buyer shall pay to Seller, on a quarterly basis, payable on or before the tenth day after the end of such quarter, an amount equal to two and a half percent (2.5%) of the net sales generated by the Business (such sales may be through any of the Company names listed on Schedule 4.11(a) or through the Buyer entity/tradename), as a result of:

(A)  sales to clients as shown on the Client List attached hereto as Schedule 4.12(a) (the “Client List”); provided that the Members of the Key Persons shall provide reasonable support with respect to the clients on the Client List, which support shall be limited to (i) providing Buyer with background on such clients and other outreach to help facilitate the transition of the Business to Buyer and (ii) client maintenance; provided further that such support shall be limited to 5 hours per week and shall require no travel or expenditures by the Members or the Key Persons; and

(B)  sales to new clients generated by any of the Members or the Key Persons from and after the Closing Date (the “New Client Sales”).

(ii)  During the two (2) year period following the Initial Period (the “Second Period”, together with the Initial Period, the “Additional Payment Period”), Buyer shall pay to Seller, on a quarterly basis, payable on or before the tenth day after the end of such quarter, an amount equal to five percent (5%) of the net sales generated by the Business, (such sales may be through any of the Company names listed on Schedule 4.11(a) or through the Buyer entity/tradename), as a result of

(A)  sales to clients on the Client List ”); provided that the Members of the Key Persons shall provide reasonable support with respect to the clients on the Client List, which support shall be limited to (i) providing Buyer with background on such clients and other outreach to help facilitate the transition of the Business to Buyer and (ii) client maintenance; provided further that such support shall be limited to 5 hours per week and shall require no travel or expenditures by the Members or the Key Persons; and

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(B)  the New Client Sales.

(iii)  For the avoidance of doubt, “net sales” for purposes of this Section 2.06 shall not include sales of sample products. Further, for the avoidance of doubt, “net sales” for purposes of this Section 2.06 shall include deductions for, among other things, sales taxes, freight costs, and packaging costs.

(b)  Sales Journal. Buyer shall provide Seller with a sales journal as soon as available and reasonably practicable following the end of each quarter setting forth all amounts received by Buyer during the preceding month with respect to sales made to clients on the Client List and with respect to New Client Sales, in each case for purposes of calculating the payments to be made under Section 2.06(a). Seller shall have the reasonable inspections rights with respect to the back-up to the Sales Journal, including but not limited to, cash receipts in order to confirm the other party’s compliance with the obligations imposed on it under this Section 6.03.

(c)  Buyer Covenants.

(i)  Buyer hereby covenants and agrees not to willfully, knowingly or intentionally cause, induce or encourage any client on the Client List or any potential new client introduced, originated or cultivated by any of the Members or Key Persons and likely to result in a New Client Sale, not to purchase such services or supplies from the Business with the intent to avoid Buyer’s payment obligations under this Section 6.03. Buyer acknowledges and agrees that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Seller, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer or any of Buyer’s Affiliates of any such obligations, Seller shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Buyer acknowledges and agrees that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Seller and constitute a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(ii)  Buyer covenants and agrees that any Change of Control of the Business occurring at any time prior to the expiration of the Additional Payment Period shall be contingent upon the agreement of the new Controlling party to comply with the terms and conditions of this Section 2.06 until the expiration of the Additional Payment Period. Buyer shall not be relieved of their obligations under this Section 2.06 in the event of such Change in Control. In addition to the other rights and remedies of Seller provided herein, at law or in equity, any breach of this Section 2.06(ii) shall immediately relieve the Key Persons of their obligations under Section 6.03.

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(d)  Survival. The provisions of this Section 6.03 shall survive the Closing.

Section 2.07  Allocation of Purchase Price.

(a)  Buyer and Seller shall work together in good faith to jointly prepare, within ninety (90) calendar days after the Closing Date, an allocation of the Purchase Price (to the extent properly taken into account as an amount realized under the Code) among the Purchased Assets and the covenants contained in Section 6.03 in accordance with Section 1060 of the Code and any similar provision of Law as appropriate (the “Allocation Schedule”). In addition, Buyer and Seller shall cooperate from time to time as needed to update or revise the Allocation Schedule or prepare any other documents required to reflect any adjustments to the Purchase Price.

(b)  The parties and each of their respective affiliates shall report the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation Schedule on all Tax Returns (including IRS Form 8594). Each party agrees, except to the extent inconsistent with applicable Law, that it shall (i) be bound by the Allocation Schedule for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation Schedule, and (iii) not take a position for Tax purposes that is inconsistent with the Allocation Schedule on any applicable Tax Return or in any proceeding before any Tax authority or otherwise except with the prior written consent of the other parties. In the event that the Allocation Schedule is disputed by any Tax authority, the party receiving notice of such dispute will promptly notify the other parties and the parties will consult in good faith how to resolve such dispute in a manner consistent with the Allocation Schedule.

Section 2.08  Withholding Tax. Buyer shall be entitled to deduct and withhold from any payment of the Purchase Price or the Additional Payments all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law, provided, however, that Buyer shall notify the Seller, Members and/or other applicable Persons of any intended Tax withholding and provide each such Person with a reasonable opportunity to furnish Buyer any information necessary to reduce or eliminate any such deduction and withholding. All amounts withheld in accordance with the foregoing sentence shall be treated as delivered to Seller or other appropriate Person hereunder, provided that Buyer timely remits, or cause to be timely remitted, such withheld amounts to the appropriate Governmental Authority.

Section 2.09  Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, use its commercially reasonable efforts at Buyer’s sole cost and expense, to the extent permitted by law and the Purchased Asset, and is hereby authorized to act after the Closing as Buyer’s agent, in order to try to obtain for Buyer the benefits thereunder and shall reasonably cooperate, to the extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Article III
CLOSING

Section 3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on March 25, 2022 at 10:00 a.m., New York, New York time by exchange of the required documents by facsimile or email on date hereof (“Closing Date”).

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Section 3.02  Closing Deliverables.

(a)  At the Closing, Seller shall deliver to Buyer the following:

(i)  a bill of sale and assignment and assumption agreement in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller;

(ii)  the Sublease, executed by Seller;

(iii)  a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the Members and managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(iv)  Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(v)  to the extent applicable, written evidence, in form reasonably satisfactory to Buyer, of the release of all Encumbrances relating to the Purchased Assets, other than Permitted Encumbrances,

(vi)  all fully-executed consents, authorizations, orders and approvals set forth in Schedule 3.02 of the Disclosure Schedules (the “Required Consents”);

(vii)  Seller’s counterpart signature to the closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation the Purchase Price, all prorations, and the allocation of costs specified herein (the “Closing Statement”); and

(viii)  such other reasonable and customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

(b)  At the Closing, Buyer shall deliver to Seller the following:

(i)  the Purchase Price adjusted in accordance with this Agreement;

(ii)  the Bill of Sale duly executed by Buyer;

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(iii)  the Sublease executed by Buyer;

(iv)  the Sublease Guaranty executed by AUVI;

(v)  a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that attached thereto are true and complete copies of all resolutions adopted by the members and managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby

(vi)  duly executed counterparts to the Closing Statement;

(vii)  any transfer tax forms or declarations required in connection with the transfer of the Purchased Assets; and

(viii)  such other reasonable and customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Selling Parties, on a joint and several basis, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of New York and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.01 of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed or qualified to do business.

Section 4.02  Authority of Seller. Each of the Selling Parties has all necessary limited liability company power and authority, or legal capacity (as applicable), to enter into this Agreement and the other Transaction Documents to which such Selling Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Selling Parties of this Agreement and any other Transaction Document to which such Selling Party is a party, the performance by the Selling Parties of their obligations hereunder and thereunder and the consummation by the Selling Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Selling Party. This Agreement has been duly executed and delivered by the Selling Parties, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Selling Party enforceable against such Selling Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which a Selling Party is or will be a party has been duly executed and delivered (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Selling Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.03  No Conflicts; Consents. The execution, delivery and performance by the Selling Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating or limited liability company agreement or other organizational documents of such Selling Party; (b) conflict with or result in a violation or breach of any provision of any Material Law or Governmental Order applicable to such Selling Party, the Business or the Purchased Assets; (c) except as set forth in Schedule 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which such Selling Party is a party or by which such Selling Party or the Business is bound; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Selling Party in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Schedule 4.03 of the Disclosure Schedules.

Section 4.04  Financial Statements. Complete copies of the annual financial statements consisting of the balance sheet of the Business for the year 2021 (the “2021 Financial Statement”), and the balance sheet of the Business as of February 28, 2022 (the “Interim Financial Statements”, together with the 2021 Financials Statement, the “Financial Statements”) have been provided to Buyer prior to the date hereof. The Financial Statements are and, upon delivery, the Additional Financial Statements will be, based on the books and records of the Business, and, to Seller’s Knowledge, fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 4.05  Undisclosed Liabilities. Seller has no material Liabilities that would be required to be reflected as liabilities on the Balance Sheet, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) those which are disclosed on Schedule 4.05 of the Disclosure Schedule.

Section 4.06  Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 4.06 of the Disclosure Schedules, and except as would not be cause a Material Adverse Effect on the Business, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice there has not been any:

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(a)  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  declaration or payment of any dividends or distributions on or in respect of any of Seller’s membership interests or redemption, purchase or acquisition of Seller’s membership interests;

(c)  material change in any method of accounting or accounting practice for the Business;

(d)  material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)  entry into any Contract that would constitute a Material Contract;

(f)  incurrence, assumption or guarantee of any Indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)  transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for in the ordinary course of business;

(h)  cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets except in the ordinary course of business;

(i)  transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)  material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)  acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)  material capital expenditures which would constitute an Assumed Liability;

(m)  imposition of any Encumbrance upon any of the Purchased Assets (other than any Permitted Encumbrance);

(n)  (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than in the ordinary course of business, as provided for in any written agreements, or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

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(o)  hiring or promoting any person as or to (as the case may be) an officer or executive management position or hiring or promoting any employee below an officer or executive management position except to fill a vacancy in the ordinary course of business;

(p)  adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other Contract with a Union, in each case whether written or oral;

(q)  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(r)  adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)  purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(t)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07  Material Contracts.

(a)  Schedule 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts) listed or otherwise disclosed in Schedule 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Schedule 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)  all Contracts with suppliers or vendors of Seller involving aggregate consideration in excess of $500,000 and which, in each case, cannot be cancelled by Seller without penalty or without more than 90 days’ notice;

(ii)  all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)  all Contracts that provide for the indemnification of any Person or the assumption of any Tax (other than Contracts the principal purpose of which is not Taxes), environmental or other Liability of any Person;

(iv)  all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of equity, sale of assets or otherwise);

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(v)  all employment agreements that cannot be terminated on an at-will basis;

(vi)  all Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)  except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(viii)  all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)  all joint venture, partnership or similar Contract, but excluding the Seller’s Operating Agreement;

(x)  all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xi)  all powers of attorney with respect to the Business or any Purchased Asset;

(xii)  all collective bargaining agreements or Contracts with any Union;

(xiii)  all Contracts with customers of Seller involving aggregate consideration in excess of $500,000 and which, in each case, can be cancelled by the customer without penalty upon less than 90 days’ notice; and

(xiv)  all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)  Each Material Contract is valid and binding on Seller in accordance with its terms and, to Seller’s Knowledge, is in full force and effect. Except as set forth on Schedule 4.07(b), none of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged in writing to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 4.07(b), no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. To Sellers’ Knowledge, except as set forth on Schedule 4.07(b), there are no material disputes pending or threatened in writing under any Contract included in the Purchased Assets.

Section 4.08  Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets constituting Tangible Personal Property. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

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(a)  liens for Taxes, assessments and any other governmental charges not yet due and payable or which may hereafter be paid without penalty or are being contested in good faith by appropriate procedures, or that are being contested in good faith;

(b)  mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(c)  easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not materially prohibit or interfere with the current operation of any Leased Real Property;

(d)  liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(e)  other Encumbrances, if any, that have not had and are reasonably expected not to have a Material Adverse Effect; and

(f)  Encumbrances that will be terminated at or prior to Closing.

Section 4.09  Intentionally Deleted.

Section 4.10  Real Property.

(a)  Schedule 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, :

(i)  Except as set forth on Schedule 4.10(a) of the Disclosure Schedules such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)  Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)  Except as set forth on Schedule 4.10(a) of the Disclosure Schedules Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

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(iv)  Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)  Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)  Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)  Seller owns no real property.

Section 4.11  Intellectual Property.

(a)  Schedule 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. There are no Intellectual Property Registrations.

(b)  Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property Assets, and to Seller’s Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c)  To the Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(d)  Within the last five (5) years, there have been no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.

Section 4.12  Customers and Suppliers.

(a)  Schedule 4.12(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period.

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(b)  Schedule 4.12(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period.

Section 4.13  Legal Proceedings; Governmental Orders.

(a)  Except as set forth in Schedule 4.13(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  Except as set forth in Schedule 4.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.14  Compliance With Laws; Permits.

(a)  Except as set forth in Schedule 4.14(a) of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)  All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to be in compliance would not result in a Material Adverse Effect. Schedule 4.14(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted, with or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 4.15  Environmental Matters.

(a)  To Seller’s Knowledge, except as set forth in Schedule 4.15(a) of the Disclosure Schedules, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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(b)  To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(c)  Seller has previously delivered to Buyer/made available to Buyer any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any real property which are in the possession or control of Seller.

Section 4.16  Employee Benefit Matters.

(a)  Schedule 4.16(a) of the Disclosure Schedules contains a complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which within the last three (3) years is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or to Seller’s Knowledge under which Seller has or may have any Liability, or to Seller’s Knowledge with respect to which Buyer would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)  To Seller’s Knowledge, neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to a Benefit Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(c)  With respect to each Benefit Plan, except as set forth in Schedule 4.16(c) of the Disclosure Schedules, (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), and with respect to any such Multiemployer Plan (A) all contributions required to be paid to the applicable Multiemployer Plan by Seller or its ERISA Affiliates have been timely paid, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans on the Closing Date would not result in any material Liability to Seller; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) to Seller’s Knowledge, no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and to Seller’s Knowledge, none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) to Seller’s Knowledge, no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

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Section 4.17  Employment Matters.

(a)  Schedule 4.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof (the “Current Employee List”), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and to the extent permitted by applicable Law sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date.

(b)  Except as set forth in Schedule 4.17(b) of the Disclosure Schedules, Seller is not, and has not been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two (2) years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business during the past two (2) years. Seller has no duty to bargain with any Union.

(c)  Seller has no plans to take prior to the Closing Date, any action that has triggered or would trigger the WARN Act.

Section 4.18  Taxes. Except as set forth in Schedule 4.18 of the Disclosure Schedules:

(a)  To Seller’s Knowledge, all material Tax Returns relating to the Purchased Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes relating to the Purchased Assets that are due and owing by Seller with respect to any Pre-Closing Tax Period have been, or will be, paid.

(a)  To Seller’s Knowledge, Seller has withheld and paid all material Taxes relating to the Purchased Assets required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, or member, and complied with all material information reporting and backup withholding provisions of applicable Tax Law.

(b)  To Seller’s Knowledge, no extensions or waivers of statutes of limitations have been given or requested with respect to any Tax Returns of Seller relating to the Purchased Assets, which period (after giving effect to such extension or waiver) has not yet expired.

(c)  To Seller’s Knowledge, there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets.

(d)  Intentionally Deleted.

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(e)  To Seller’s Knowledge, none of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(f)  This Section 4.18 contains the sole representations and warranties of the Seller with respect to Taxes.

Section 4.19  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Selling Party.

Section 4.20  Indebtedness. Schedule 4.20 of the Disclosure Schedules sets forth a complete and accurate list and description of all instruments and other documents relating to any Indebtedness of Seller relating to or otherwise in respect of the operation of the operation of the Business.

Section 4.21  Affiliate Transactions. Except as set forth on Schedule 4.21 of the Disclosure Schedules, no Member, officer, director or employee of Seller, or any Affiliate of a Member, officer, director, or employee of Seller has been involved in any business arrangement or relationship with Seller within the past two (2) years, including with respect to any referral and similar agreements or arrangements, whether written or oral, and none of the foregoing persons or any employee owns any asset, tangible or intangible, which is used in the Business of Seller.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Parties that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01  Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of New York and has full limited liability company power and authority to own, operate or lease the properties and assets contemplated to be owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 5.01 of the Disclosure Schedule sets forth each jurisdiction in which Buyer is licensed or qualified to do business.

Section 5.02  Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Selling Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to any Contract to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

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Section 5.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05  Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Employment Matters. Buyer has no plans to undertake any action on the Closing Date that would trigger the WARN Act, solely as it relates to the Business.

Article VI
COVENANTS

Section 6.01  Employees and Employee Benefits.

(a)  Buyer hereby covenants and agrees that Buyer shall hire all or substantially all of the employees on the Current Employee List (the “Transferring Employees”), and hereby acknowledges and agrees that because Buyer is hiring the Hired Employees, Seller is not required to give notice to the employees of the Business of the “closure” thereof under the WARN Act or under any comparable law of the state where the Business is located. Furthermore, Buyer will be responsible for formally terminating any employee of the Business after the closing date. Accordingly, Buyer agrees to indemnify, defend and hold harmless the Selling Parties from any liability that it may incur under the WARN Act, under comparable state law or otherwise in the event of a violation by Buyer of its obligations hereunder, including a violation that results from allegations that Seller constructively terminated the employees of the Business as a result of the terms and conditions of employment offered by Buyer.

(b)  Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller. Seller shall pay all such amounts to all entitled persons prior to the Closing Date, or within the time period allowed under applicable Law for such amounts to be paid following, to the Closing Date.

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(c)  Seller or its agents shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which accrue. Seller or its agents also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which arise from service with Seller. Seller or its agents shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due in accordance with applicable Law.

(d)  On and after the Closing Date, Buyer shall be solely responsible for, and Seller shall have no obligations whatsoever for, any obligations regarding continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to any current or former employee of Seller or any other qualified beneficiary (as such term is defined under COBRA) under a group health plan of Seller.

(e)  Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement and who are not eligible to, or elect (affirmatively or negatively) not to, receive a distribution from Seller’s (or its Affiliate’s) defined contribution retirement plan. Any such transfer shall be made in a manner that satisfies Section 414(l) of the Code.

(f)  The provisions of this Section 6.01 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any compensation or benefit plan, agreement or arrangement, (ii) limit the right of Seller, Buyer or any of their respective Affiliates to amend, terminate or otherwise modify any compensation or benefit plan, agreement or arrangement, (iii) prevent or restrict in any way the right of Buyer or any of its Affiliates to terminate, reassign, promote or demote any of the Transferring Employees after the Closing or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of such Transferring Employees (provided such actions do not violate the WARN Act), or (iv) confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable third-party beneficiary or other rights or remedies with respect to the matters provided for in this Section 6.01, under or by reason of any provision of this Agreement.

Section 6.02  Confidentiality. From and after the Closing, the Selling Parties shall, and shall cause their Affiliates to, hold, and shall cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Selling Party can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by such Selling Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is approved for release, as evidenced by the written authorization of Buyer. If a Selling Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Selling Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Selling Party is advised by its counsel in writing is legally required to be disclosed, provided that such Selling Party shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.03  Non-competition; Non-solicitation.

(a)  Commencing on the Closing Date and ending on the earlier of: (i) midnight on the day immediately prior to the fifth (5th) anniversary of the Closing Date, or (ii) the date that Buyer dissolves, winds-up or liquidates the Business or otherwise stops conducting the Business such that the Key Persons are no longer eligible for the Additional Payments (the “Restricted Period”), the Restricted Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly,, whether as a partner, shareholder, member, employee, principal, agent, trustee or consultant (i) provide financial or managerial support to a competitor engaged in the Restricted Business in the Territory; (ii) except as set forth on Schedule 6.03, have an ownership interest in any Person that engages in the Restricted Business in the Territory; or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of the Business or any other Person who has a material business relationship with the Business, to terminate or negatively modify any such actual or prospective relationship. Notwithstanding the foregoing, the Restricted Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own ten percent (10%) or more of any class of securities of such Person.

(b)  During the Restricted Period, the Restricted Parties shall, and shall not permit any of their Affiliates to, directly or indirectly, not hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01 or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent a Selling Party or any of its Affiliates from hiring any employee whose employment has been terminated by Buyer during the Restricted Period.

(c)  The Restricted Parties acknowledge that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Restricted Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)  The Restricted Parties acknowledge that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.04  Books and Records.

(a)  In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)  retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)  upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)  In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Seller shall:

(i)  retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)  Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law or binding contract.

Section 6.05  Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement, nor any Affiliate or Representative of such party, shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Without limiting the foregoing, each party hereto acknowledges and accepts that Buyer, as a public company subject to the rules and regulations of the New York Stock Exchange and under the Securities and Exchange Act of 1934, as amended, shall be required to make public disclosures relating to the execution and delivery of this Agreement and the transactions contemplated hereby, and Seller acknowledges and agrees that Buyer may take any and all actions necessary to fulfill its reporting and disclosure obligations to the United States Securities and Exchange Commission and the New York Stock Exchange.

Section 6.06  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.07  Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable transferred hereunder or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.08  Transfer Taxes. Buyer shall be responsible for the preparation and filing of, at Buyer’s expense, all Tax Returns related to and the payment when due of any sales taxes related to the sale of machinery and equipment pursuant to this Agreement (“Equipment Sales Tax”), provided that, for purposes of this Section 6.08, such machinery and equipment shall be valued, in the aggregate, at $5,000.00. All other transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes (but specifically excluding the Equipment Sales Tax and any income tax which shall remain the responsibility of the party assessed such tax) and all conveyance fees, recording charges and other fees and charges (including any real property transfer Tax and any other similar Tax, and any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes. Buyer and Seller agree to use their commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Tax authority as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 6.09  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.10  Business Names. Seller shall cooperate with Buyer in the filings of any documents with Governmental Authorities or other parties to ensure the ownership transfer of the name “VisionMark” and all other Business Names to Buyer. Seller shall take all necessary actions to ensure that the Business Names are no longer used by any of the Selling Parties (other than to effectuate additional sales as contemplated by Section 2.06). Seller shall execute any additional documents, including title transfers, releases, and assignments, and shall take all other reasonable measures (at Buyer’s sole cost and expense) that may be reasonably necessary to allow Buyer to acquire all of Seller’s rights, title and interest in and to the Business Names.

Section 6.11  Taxes.

(a)  Seller shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Purchased Assets for periods commencing prior to the Closing Date and ending on or after the Closing Date (a “Straddle Period”). All such Tax Returns shall be prepared in a manner consistent with past practices of the Seller. Seller shall provide a draft of any such Tax Returns to the Buyer for its review and comment at least 15 business days prior to the respective due date of such Tax Returns. Seller shall consider in good faith any changes reasonably requested by Buyer with respect to such Tax Returns. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the Buyer’s review of such Tax Returns and to file such Tax Returns as promptly as possible. Seller shall be responsible for and timely pay an amount equal to the portion of such Taxes that relates to the portion of the Straddle Period ending on the day before the Closing Date and Buyer shall be responsible for and timely pay an amount equal to the portion of such Taxes that relates to the portion of the Straddle Period beginning on the Closing Date. For the purposes of this Section 6.11(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the day before the Closing Date shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day before the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant taxable period ended on the day before the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the day before the Closing Date.

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(b)  Buyer and Seller agree to give prompt written notice to one another of the receipt of any written notice by either party which involves the assertion of any Tax matter to which the Selling Parties may be liable to indemnify any Buyer Indemnitees pursuant to this Agreement (including, without limitation, any Tax audit or Tax proceeding); provided, that the Seller or its designee will be entitled to control fully the defense and settlement of such claim (a “Tax Matter”) and to employ counsel of its choice for such purpose. Buyer shall be entitled to participate in the defense of such Tax Matter at its own expense and, if it so elects, Seller shall provide Buyer will material information relating to such Tax Matter. Notwithstanding any other provision herein, to the extent the terms of this Section 6.11(b) conflict with Section 7.05, this Section 6.11(b) shall control.

(c)  Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return (including Tax Returns with respect to Straddle Periods), and for the defense of any claim, suit or proceeding relating to any Tax Matter. Buyer will not (and will not permit its Affiliates) to file or amend any Tax Return or take any other action with respect to any Pre-Closing Tax Period that could form the basis for a claim for indemnification against the Selling Parties pursuant to this Agreement without the prior written consent of Seller.

Section 6.12  Proration of Expenses. Except as expressly set forth herein, all expenses arising from or relating to the Business and the Purchased Assets, including business and license fees, utility and telephone charges, property and equipment rentals, service charges, and similar prepaid and deferred items, shall be prorated between the Buyer and the Seller on the basis that the Seller shall be responsible for all expenses and obligations allocable to the period prior to the Closing or relating to services or sales incurred prior to the Closing, and the Buyer shall be responsible for all expenses and obligations allocable to the period on and after the Closing.

Section 6.13  Financials Statements. Seller will use its commercially reasonable efforts to cause its accountants and/or financial advisors to provide to Buyer, at Buyer’s sole cost and expense, prior to Closing, (a) a revised copy of the 2021 Financial Statement, (b) a revised copy of the Interim Financial Statement, (c) a financial statement for the calendar year 2021 for Benchmark, and (d) a financial statement for the calendar year 2021 for MV (the items in subsections (a), (b) , (c) and (d) collectively the “Additional Financial Statements”) , subsections (a), (b) , (c) and (d) each consisting of the balance sheet of the respective business and the related statements of income and retained earnings, members’ equity and cash flow for the year ended and to the extent it is reasonably available, prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, to normal and recurring year-end adjustments, and (d) a physical inventory of the Business.

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Article VII
INDEMNIFICATION

Section 7.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to the Closing shall terminate upon the Closing. Each covenant or agreement contained herein which is to be performed by its terms after the Closing Date shall survive until the last date for performance of such covenant or agreement as provided in this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02  Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (each, a “Seller Indemnifiable Matter”):

(a)  any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)  any Excluded Asset or any Excluded Liability; or

(d)  any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Selling Party or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 7.03  Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each Selling Party and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (each, a “Buyer Indemnifiable Matter”):

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(a)  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of any Selling Party pursuant to this Agreement;

(c)  any breach of Section 6.01(a) or other action by Buyer or any of its Affiliates that would trigger WARN Act liability for any of the Selling Parties and any breach of the terms and conditions of Section 2.06;

(d)  any Assumed Liability.

Section 7.04  Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)  The maximum, aggregate amount for which any Indemnifying Party shall be required to indemnify any Indemnified Parties shall be One Million and no/100 Dollars ($1,000,000.00).

(b)  The Members shall be jointly and severally liable with Seller for a Seller Indemnifiable Matter.

(c)  Any Losses subject to indemnification hereunder shall be calculated net of any Tax benefit realized by the injured party (or any of its Affiliates) on account of such Loss.

Section 7.05  Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Selling Parties and Buyer and the Buyer Group shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 7.06  Payments.

(a)  Buyer shall have the right to offset any amounts owed to Buyer pursuant to this Article VII against any amount owed to the Selling Parties pursuant to this Agreement or any Transaction Document, provided that such amounts will be held in escrow and released to the appropriate party upon settlement or final adjudication of the applicable claim. Further, Buyer will not offset any such amount until the parties have agreed on the indemnification amount, which agreement shall occur no later than sixty (60) days following Seller’s receipt of an indemnification claim notice; provided that Buyer has the right to begin offsetting amounts owed and payable to the Selling Parties pursuant to this Agreement or any Transaction Document if there is no agreement within such sixty (60) day period; provided further that Buyer and Seller agree to negotiate in good faith to determine the indemnification amount during such sixty (60) day period.

(b)  If any party shall be entitled to recover any amounts pursuant to this Article VII, Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to an account designated in writing by Indemnified Party to so deliver such funds.

(c)  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) as of the date of calculation. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d)  Notwithstanding any other provision herein, to the extent the terms of this Section 7.05 conflict with Section 6.11(b), Section 6.11(b) shall control.

Section 7.07  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price or Additional Payment, as applicable, for Tax purposes, unless otherwise required by Law.

Section 7.08  Exclusive Remedies; Additional Limitations.

(a)  Subject to Section 6.03 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

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(b)  No Indemnified Party shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

(c)  Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the amount of insurance proceeds, Tax benefits and other third-party recoveries (other than with respect to indemnification payments) which any Indemnified Party receives or obtains in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such insurance proceeds, Tax benefits or third-party recoveries, including, with respect to third-party recoveries, bringing a claim for indemnification or initiating a legal, arbitrational or other proceeding. In the event that any such insurance proceeds, Tax benefits or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. No Buyer Indemnified Party shall have any right to assert any claims under this Article VII with respect to any Losses that would have been covered by insurance had Buyer maintained for the benefit of the Purchased Assets and Assumed Liabilities the same insurance coverage following the Closing that was in effect for Seller immediately prior to the Closing.

(d)  No Indemnified Party shall be entitled to receive an indemnification payment in respect of any contingent liability unless and until such liability becomes due and payable. Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be indemnified or reimbursed for any (i) Losses arising or resulting from any change in law or GAAP from and after the Closing Date; or (ii) Losses to the extent that such Losses are attributable to: (A) any voluntary act, omission, transaction, or arrangement carried out at the request of, or with the written consent of, Buyer or one of its Affiliates (the “Buyer Group”) before, on or after the Closing Date or under the terms of this Agreement; and (B) any voluntary act, omission, transaction, or arrangement carried out by any member of the Buyer Group on or after the Closing Date which is outside the ordinary course of business of such member of the Buyer Group, and/or which such member of the Buyer Group knew, or ought reasonably to have known (after reasonable inquiry), would, or was reasonably likely to, result in a claim.

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Section 7.09  Determination of Losses. Losses payable to or received by an Indemnified Party under this Article VII shall be reduced by the amount of any (i) insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Party as a result of such insurance claims; and (ii) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Party, it being understood that in no event shall any indemnification payment under this Article VII be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds. In the event that an Indemnified Party receives Third-Party Recovery Proceeds for a matter that an indemnification payment under this Article VII has been made, such Indemnified Party shall pay to the Indemnifying Party the amount of the Third-Party Recovery Proceeds, but not more than the amount of indemnification payment made pursuant to this Article VII.

Article VIII
MISCELLANEOUS

Section 8.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller: Visionmark, LLC
165 Randolph Street
Brooklyn, New York 11237
E-mail: shac190@aol.com and mike@visionmark.nyc
Attention: Sandy Marks and Michael Chiriac, Sr.

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
E-mail: cmitchell@seyfarth.com
Attention: Cynthia J. Mitchell

If to Buyer: MunnWorks, LLC

150 N. Macquesten Pkwy

Mount Vernon, NY 10550
E-mail: max@munnworks.com
Attention: Max Munn

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree Street, NW
Atlanta, GA 30309-3488
E-mail: Terrence.Childers@bclplaw.com
Attention: Terrence A. Childers

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Section 8.03  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08  No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

(b)  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).

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Section 8.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12

Section 8.13  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13 Sale “AS IS”. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS MAY BE EXPRESSLY AND UNAMBIGUOUSLY SET FORTH IN THIS AGREEMENT, (A) THE PURCHASED ASSETS ARE BEING SOLD BY SELLER AND PURCHASED AND ACCEPTED BY BUYER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, SUBJECT TO ANY CONDITION WHICH MAY EXIST, AND WITHOUT THE EXISTENCE OF AND WITHOUT RELIANCE UPON ANY REPRESENTATION, WARRANTY, AGREEMENT, OR STATEMENT BY THE SELLING PARTIES, OR ANYONE ACTING ON BEHALF OF SELLER EXCEPT THOSE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SPECIFICALLY AND UNAMBIGUOUSLY SET FORTH IN THIS AGREEMENT; (B) EXCEPT THOSE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SPECIFICALLY AND UNAMBIGUOUSLY SET FORTH IN THIS AGREEMENT, THE SELLING PARTIES MAKE NO REPRESENTATION OR WARRANTIES AS TO THE PURCHASED ASSETS AND BUYER HEREBY DISCLAIMS THAT IT IS RELYING ON ANY STATEMENT OR REPRESENTATION BY ANY AGENT OF SELLER, OR ANYONE ACTING ON BEHALF OF SELLER; (C) BUYER IS REPRESENTED BY COUNSEL IN THIS TRANSACTION AND IS BEING GIVEN THE OPPORTUNITY TO THOROUGHLY INSPECT AND EXAMINE THE PURCHASED ASSETS TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PURCHASED ASSETS ON THE FOREGOING BASIS; AND (D) EXCEPT AS SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PURCHASED ASSETS BY BUYER IN PURCHASING THE PURCHASED ASSETS ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATION, WARRANTY, AGREEMENT OR STATEMENT BY THE SELLING PARTIES OR ANYONE ACTING ON BEHALF OF THE SELLING PARTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL AND GEOLOGICAL CONDITION OF THE PURCHASED ASSETS, THE LEGAL AND/OR ZONING COMPLIANCE OF THE PURCHASED ASSETS AND/OR THE FUTURE PROSPECTS OF THE PURCHASED ASSETS, AND SELLER IS NOT MAKING ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

VISIONMARK, LLC

By /s/ Sandy Marks
Name: Sandy Marks
Title: Manager

By /s/ Michael Chiriac, Sr.
Name: Michael Chiriac, Sr.
Title: Manager

BUYER:

MUNNWORKS, LLC

By /s/ Max Munn
Name: Max Munn
Title: Chief Executive Officer

MEMBERS:

MAYA SYSTEMS, LLC d/b/a BENCHMARK FURNITURE MFG

By  /s/ Sandy Marks
Name: Sandy Marks
Title: President

MEGA VISION, INC.

By /s/ Michael Chiriac Sr.
Name: Michael Chiriac Sr.
Title: President

SOLELY AS TO SECTION 6.03:

/s/ Sandy Marks
Sandy Marks

/s/ Michael Chiriac, Sr
Michael Chiriac, Sr.

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Schedule 4.01
(Jurisdictions)

New York

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Schedule 4.03
(Required Consents)

None.

45

Schedule 4.05
(Undisclosed Liabilities)

None.

46

Schedule 4.06
(Absence of Certain Changes, Events and Conditions)

None.

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Schedule 4.07(a)
(Material Contracts)

Lease, dated February 1, 2008, by and between Randolph Associates (“Landlord”) and Mega Vision, Inc. (“Original Tenant”) for the premises known as 185 Randolph Street, Brooklyn, NY, as the same was guaranteed by Michael Chiriac (“Original Guarantor”) under a Guaranty dated as of February 1, 2008 and a Guaranty of Alterations, dated January 29, 2008, modified and extended pursuant to that certain Lease Extension and Modification Agreement between Landlord and Original Tenant, dated June 30, 2015, and Seller will use its best efforts to cause Landlord to consent to that certain Assignment and Assumption of Lease, by and between Original Tenant and Seller, assigning all of tenant’s interest under the Original Lease to Seller (the “Randolph Lease”).

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Schedule 4.10(a)
(Real Property)

Randolph Lease

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Schedule 4.11(a)
(Intellectual Property Agreements)

None.

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Schedule 4.12(a)
(Client List/Material Customers)

See attached.

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Schedule 4.12(b)
(Material Suppliers)

See attached.

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Schedule 4.13(a)
(Legal Proceedings)

None.

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Schedule 4.13(b)
(Governmental Orders)

None.

54

Schedule 4.14(a)
(Compliance with Laws)

None.

55

Schedule 4.14(b)
(Permits)

None.

56

Schedule 4.16(a)
(Employee Benefit Matters)

See attached.

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Schedule 4.16(c)
(Multiemployer Plan)

None.

58

Schedule 4.17(a)
(Employment Matters)

See attached.

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Schedule 4.17(b)
(Union)

None.

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Schedule 4.18
(Taxes)

None.

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Schedule 4.20
(Indebtedness)

None.

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Schedule 4.21
(Affiliate Transactions)

None.

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Schedule 6.03
(Other Business)

Any current and/or future interest of Sandy Marks in Imagimirror LLC, a New Jersey limited liability company and any of its affiliates or subsidiaries shall not be bound by any of the terms, conditions or restrictions of Section 6.03.

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Schedule 4.11(a)
(Business Names)

Munnworks Inc.

Visionmark LLC

Benchmark Furniture Manufacturing Inc.

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EXHIBIT A

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE, made, executed and delivered the ___ day of _____, 2022 by [_______________], a [_______________] (“Seller”), to [_______________], a [_______________] (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of March [__], 2022 (the “Asset Purchase Agreement”).

WHEREAS, the Asset Purchase Agreement provides for, among other things, the transfer and sale to Buyer of the Purchased Assets, as more fully described in the Asset Purchase Agreement, for consideration in the amount and on the terms and conditions provided in the Asset Purchase Agreement;

WHEREAS, Buyer has agreed to assume all of the Assumed Liabilities (as defined by the Asset Purchase Agreement); and

WHEREAS, the parties desire to carry out the intent and purposes of the Asset Purchase Agreement by Seller’s execution and delivery to Buyer, in addition to such other instruments as Buyer shall have otherwise received or may hereafter reasonably request in accordance with the Asset Purchase Agreement, of this Bill of Sale evidencing the transfer to and vesting in Buyer of all of Seller’s right, title and interest in and to the Purchased Assets;

NOW, THEREFORE, in consideration of the promises and other valuable consideration to Seller paid by Buyer, at or before the execution and delivery hereof, the receipt and sufficiency of which is hereby acknowledged by Seller, the parties agree as follows:

1.	Conveyance. Seller hereby conveys, grants, bargains, sells, transfers, sets over, and assigns to Buyer, its successors and assigns forever, all of Seller’s right, title and interest in and to the Purchased Assets free and clear of all liens, restrictions, encumbrances and other claims of any nature whatsoever, except as expressly provided under the Asset Purchase Agreement.
2.	Further Assurances. Seller and Buyer each shall execute such documents and other papers and take, or cause to be taken, such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby.
3.	Buyer’s Benefit. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Buyer, its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of Buyer, and its successors and assigns.
4.	Effectiveness. This instrument is executed by and shall be binding upon Seller, for the uses and purposes set forth and referred to, effective immediately upon its delivery to Buyer.
5.	Definitions. Terms not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement.
6.	Governing Law. The validity, interpretation and performance of this Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be signed by its duly authorized officer and its corporate seal to be affixed hereto, all on the date and year first above written.

[_______________]
By:_____________________________________ Name: Title

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EXHIBIT B

FORM OF SUBLEASE

[To come.]

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EXHIBIT A

FORM OF SUBLEASE GUARANTY

[To come.]

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